EXHIBIT 5.1

April 21, 2011

JMP Group, Inc.

600 Montgomery Street, 11th Floor

San Francisco, CA 94111

Re:	3,000,000 Shares of Common Stock of JMP Group Inc.

Ladies and Gentlemen:

We have acted as counsel to JMP Group Inc., a Delaware corporation (the “Company”), in connection with: (i) the Registration Statement on Form S-3 (No. 333-161538) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on August 25, 2009 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”), and the related prospectus included therein (the “Base Prospectus”); (ii) the prospectus supplement, dated April 21, 2011, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement”), relating to the issuance and sale by the Company of 3,000,000 shares (the “Securities”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to an Equity Distribution Agreement, dated April 21, 2011 (the “Distribution Agreement”), by and among the Company, Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. All of the Securities are to be sold by the Company pursuant to the Distribution Agreement and as described in the Registration Statement and the Prospectus Supplement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof; (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof; (iii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Securities; (iv) the Registration Statement; (v) the Base Prospectus; (vi) the Prospectus Supplement; and (vii) the Distribution Agreement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein. In such examination, we have assumed the genuineness of all

JMP Group Inc.

April 21, 2011

signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Securities have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Distribution Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware, as in effect on the date hereof.

[Signature page follows]

JMP Group Inc.

April 21, 2011

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/  Morrison & Foerster LLP